Exhibit 99

NEWS RELEASE

For more information, contact:

Steve Albright

Chief Financial Officer

(636) 733-1305

FOR IMMEDIATE DISTRIBUTION

Reliv International Reports First-Quarter Financial Results for 2015

CHESTERFIELD, MO, April 30, 2015 – Reliv International, Inc. (NASDAQ:RELV), a maker of nutritional supplements that promote optimal health, today reported its financial results for the first quarter of 2015.

First-Quarter Results

Reliv reported net sales of $14.8 million for the first quarter of 2015, compared to net sales of $14.5 million for the first quarter of 2014. U.S. net sales increased 7.4 percent for the quarter compared to the same quarter in 2014. International net sales for the quarter decreased 11.1 percent, with a stronger U.S. dollar accounting for 8.0 percent of the decline.

The Company reported net income of $116,000, or $0.01 per diluted share, for the first quarter of 2015 compared to a net loss of $151,000, or ($0.01) per diluted share, for the first quarter of 2014. Income from operations for the first quarter of 2015 was $429,000 compared to a loss of $170,000 in the same quarter of 2014.

“Reliv’s strategic plan in the United States for 2015 is to place a renewed emphasis on distributor training and the marketing of the Reliv business opportunity. Having focused in recent years on product development and consumer education following our 2013 acquisition of LunaRich® technology, we are highlighting the business opportunity that our products make possible. Early results indicate that approach is gaining traction in our field,” said Robert L. Montgomery, chairman and chief executive officer of Reliv.

Net sales in the United States for the first quarter of 2015 increased to $11.5 million, compared to net sales of $10.7 million for the first quarter of 2014. The number of new distributors sponsored in the United States for the quarter increased to 2,212 compared to 1,956 new distributors in the same quarter in 2014, an increase of 13.1 percent. Reliv added 366 new Master Affiliates, the level at which distributors are eligible to earn generation royalties, in the United States in the first quarter of 2015 compared to 236 added in the first quarter of 2014, an increase of 55 percent.

“We are launching a series of initiatives in 2015 as part of our focus on the Reliv business opportunity,” Montgomery said. “In the first quarter we re-introduced Master Affiliate Training Schools (MATS), a quarterly two-day business training event for distributors at Reliv’s top profit level. At MATS, active business builders learn specific, practical skills from Reliv’s top distributor leaders to increase sales and recruitment. We also rolled out updated distributor tools in the first quarter, including a new business opportunity presentation suite (complete with slides, video and print materials), as well as a new distributor online business portal. These initiatives have been met with enthusiasm and excitement from our distributor field.”

He added: “Moving forward, we will continue to upgrade web-based technology with a focus on enhancing our distributors’ online presence and facilitating new online sales opportunities. We plan to introduce a significant technology upgrade in this area in May 2015.”

“Year-over-year sales in international markets were negatively impacted by a much stronger U.S. dollar. The unfavorable exchange rate accounts for a significant portion of the decrease in international net sales this quarter compared to the same quarter in 2014,” Montgomery said. “Despite continued growth in France, net sales in Europe decreased 23.0 percent in the first quarter of 2015 compared to the first quarter of 2014, a decrease of 15.9 percent in local currency.”

“As we work to build for the future, we strive to reduce costs and maintain our strong balance sheet,” he added. Net cash generated from operating activities in the first quarter of 2015 totaled $1.1 million. Reliv had cash and cash equivalents of $5.85 million as of March 31, 2015, compared to $4.99 million as of December 31, 2014, and $4.88 million as of March 31, 2014.

About Reliv International, Inc.

Reliv International, based in Chesterfield, MO, manufactures nutritional supplements that promote optimal health. Reliv supplements address essential nutrition, weight loss, athletic performance, digestive health, heart health, joint health, women's health, children's health, anti-aging, blood sugar management and healthy energy. Reliv is the exclusive provider of LunaRich® products, which optimize levels of lunasin, the peptide behind many of soy's health benefits. The company sells its products through an international network marketing system of independent distributors in 15 countries. Learn more about Reliv at www.reliv.com, or on Facebook, Twitter or YouTube.

Statements made in this news release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or similar expressions. Factors that could cause actual results to differ are identified in the public filings made by Reliv with the Securities and Exchange Commission. More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on the Company’s web site, www.reliv.com.

--FINANCIAL HIGHLIGHTS FOLLOW –

Reliv International, Inc. and Subsidiaries

Consolidated Balance Sheets

	March 31	December 31
	2015	2014
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$5,845,823	$4,989,392
Accounts receivable, less allowances of
$25,600 in 2015 and $26,300 in 2014	170,652	265,530
Accounts and note due from employees and distributors	121,290	121,208
Inventories	5,232,356	5,177,465
Other current assets	1,157,391	979,615

Total current assets	12,527,512	11,533,210

Other assets	8,243,673	8,388,630
Net property, plant and equipment	6,852,024	6,925,970

Total Assets	$27,623,209	$26,847,810

Liabilities and Stockholders' Equity

Total current liabilities	$6,667,156	$5,884,480
Long-term debt, less current maturities	3,426,317	3,547,267
Other non-current liabilities	429,814	418,785
Stockholders' equity	17,099,922	16,997,278

Total Liabilities and Stockholders' Equity	$27,623,209	$26,847,810

Consolidated Statements of Operations

	Three months ended March 31
	2015	2014
	(Unaudited)	(Unaudited)
Product sales	$13,708,123	$13,305,781
Handling & freight income	1,126,240	1,159,108

Net Sales	14,834,363	14,464,889

Costs and expenses:
Cost of products sold	2,994,949	2,886,851
Distributor royalties and commissions	5,280,747	5,207,287
Selling, general and administrative	6,129,949	6,540,867

Total Costs and Expenses	14,405,645	14,635,005

Income (loss) from operations	428,718	(170,116)
Other income (expense):
Interest income	30,382	36,124
Interest expense	(23,939)	(24,268)
Other expense	(170,714)	(24,690)

Income (loss) before income taxes	264,447	(182,950)
Provision (benefit) for income taxes	148,000	(32,000)

Net Income (loss)	$116,447	($150,950)

Earnings (loss) per common share - Basic	$0.01	($0.01)
Weighted average shares	12,819,000	12,666,000

Earnings (loss) per common share - Diluted	$0.01	($0.01)
Weighted average shares	12,822,000	12,666,000

Cash dividends declared per common share	$-	$-

Reliv International, Inc. and Subsidiaries

Net sales by Market

(in thousands)	Three months ended March 31,				Change from
	2015		2014		prior year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	11,480	77.4%	10,693	73.9%	787	7.4%
Australia/New Zealand	372	2.5%	432	3.0%	(60)	-13.9%
Canada	433	2.9%	290	2.0%	143	49.3%
Mexico	197	1.3%	224	1.5%	(27)	-12.1%
Europe	1,793	12.1%	2,329	16.1%	(536)	-23.0%
Asia	559	3.8%	497	3.5%	62	12.5%

Consolidated Total	14,834	100.0%	14,465	100.0%	369	2.6%

The following table sets forth, as of March 31, 2015 and 2014, the number of our active distributors and Master Affiliates and above. The total number of active distributors includes Master Affiliates and above. We define an active distributor as one that enrolls as a distributor or renews his or her distributorship during the prior twelve months. Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliates and above in their downline organization. The active distributor count for Europe includes our preferred customers in France. This program began in mid-2013 and the Europe active distributor count as of March 31, 2015 and 2014 includes France preferred customers of 3,185 and 2,120, respectively.

Active Distributors and Master Affiliates and above by Market

	As of 3/31/2015		As of 3/31/2014		Change in %
	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above

United States	34,570	4,080	38,290	4,980	-9.7%	-18.1%
Australia/New Zealand	1,260	120	1,440	150	-12.5%	-20.0%
Canada	1,250	210	1,280	230	-2.3%	-8.7%
Mexico	1,150	90	1,170	140	-1.7%	-35.7%
Europe	7,490	640	7,790	820	-3.9%	-22.0%
Asia	2,240	230	2,650	310	-15.5%	-25.8%

Consolidated Total	47,960	5,370	52,620	6,630	-8.9%	-19.0%